Exhibit 10.1

CDI CORP.

NON-QUALIFIED OPTION AGREEMENT

1. Grant of Option. The Company hereby grants to [Insert Name] (the “Recipient”) a Non-Qualified Option to purchase [Insert Number] shares of CDI Stock (this “Option”) on the terms set forth herein (this “Agreement”). This Option is subject to the terms, definitions and provisions of the Plan, which is incorporated herein by reference. In the event of a conflict between the terms of this Agreement and the Plan, the Plan will prevail. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan. This Option shall be a Non-Qualified Option for purposes of the Plan.

2. Definitions.

(a) “Board” means the Board of Directors of CDI Corp.

(b) “Cause” shall have the meaning set forth in the Plan.

(c) “CDI Stock” means CDI Corp. common stock, par value $0.10 per share.

(d) “Committee” means the Compensation Committee of the Board.

(e) “Company”, as the context requires, means CDI Corp., CDI Corp. and its Subsidiaries, or the individual Subsidiary of CDI Corp. which employs or retains the Recipient.

(f) “Date of Exercise” means the date on which the notice of exercise required by Section 5 below is received by the Company.

(g) “Date of Grant” means [Insert Date].

(h) “Disability” means a physical, mental or other impairment within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

(i) “Exercise Price” means $[        ], the Fair Market Value of CDI Stock on the Date of Grant.

(j) “Fair Market Value” shall have the meaning set forth in the Plan.

(k) “Plan” means the CDI Corp. Amended and Restated 2004 Omnibus Stock Plan, as amended.

(l) “Retirement” means the Recipient’s leaving the employ of the Company:

(i)	on or after the date that the Recipient satisfies one of the following combinations of age and years of service with the Company:

(1)	60 years of age and 20 years of service;

(2)	62 years of age and 15 years of service; or

(3)	65 years of age and 5 years of service; or

(ii)	at such earlier date as may be approved by the Committee, in its sole discretion.

(m) “Termination Date” means the earliest of the following:

(i)	seven years following the Date of Grant;

(ii)	the date on which the Recipient’s employment or other service relationship with the Company is terminated by the Company for Cause;

(iii)	subject to Section 3 below, the date two weeks after the date on which the Recipient’s employment or other service relationship with the Company is terminated through the Recipient’s resignation or by the Company for reasons other than for Cause; or

(iv)	the date six months after the date on which the Recipient’s employment or other service relationship with the Company is terminated as a result of the Recipient’s death, Disability or Retirement.

3. Period of Exercise.

(a) No portion of this Option shall be exercisable unless it has vested in accordance with Section 4 hereof. The vested portion of this Option may be exercised at any time after vesting until the Termination Date. No portion of this Option shall be exercisable on or after the Termination Date.

(b) If, following the termination of the Recipient’s employment or engagement with the Company either through the Recipient’s resignation or by the Company for reasons other than for Cause, all or a portion of the subsequent two-week period during which the Recipient may exercise this Option (pursuant to Section 2(m)(iii) above) falls within a stock trading blackout period (as determined by the Company’s General Counsel) and the Recipient was subject to the Company’s blackout policy prior to termination, then the Recipient may not exercise this Option during the blackout period, and the Termination Date will be extended until after the blackout ends, by the same number of days in the two-week period that the holder was unable to exercise this Option due to the blackout restrictions. (For example, if the employment of a Recipient who has been subject to the Company’s blackout policy is terminated by the Company without Cause on June 27 and a blackout period begins on July 1, then the Recipient may exercise this Option during the 3-day period from June 28 through June 30, but may not exercise this Option beginning on July 1 until the blackout period ends. However, the Recipient may exercise this Option during the 11-day period starting immediately after the blackout ends.)

4. Vesting. This Option will vest at the rate of 20% [per year on each of the first five anniversaries of the Date of Grant] [on March 1, 2013 and 20% per year on each of the first four anniversaries of March 1, 2013]. If the Recipient’s employment with the Company terminates as a result of death, Disability or Retirement, any then-unvested portion of this Option will vest as of the date of such event. If the Recipient’s employment with the Company terminates for any other reason, the then-unvested portion of this Option, if any, shall be forfeited for no consideration.

5. Manner of Exercise. This Option shall be exercisable by a written notice (which may be done by e-mail) from the Recipient to the Company’s senior Human Resources executive, which shall state the number of shares underlying the portion of this Option being exercised and specify the manner in which the Exercise Price will be paid. However, the Company may at any time hereafter notify the Recipient of a web-based or other method of exercising this Option, which other method may supplement or replace the previously-described written notice as the required method of exercising this Option. This Option may be exercised in whole or in part. This Option may only be exercised for a whole number of shares of CDI Stock.

6. Payment of Exercise Price. The Exercise Price for the shares of CDI Stock received upon the exercise of this Option shall be paid within three days after the Date of Exercise: (a) in cash, or, (b) with the consent of the Committee, with the proceeds received from a broker-dealer whom the Participant has authorized to sell all or a portion of the CDI Stock covered by this Option, (c) with the consent of the Committee, in whole or in part by the withholding of shares otherwise deliverable upon exercise of this Option or (d) with the consent of the Committee, in whole or in part in CDI Stock valued at Fair Market Value on the Date of Exercise.

7. Tax Withholding. Unless the Company and the Recipient make other arrangements to satisfy the Recipient’s withholding taxes, the number of shares of CDI Stock to be delivered to the Recipient upon exercise of this Option shall be reduced by an amount equal to the minimum taxes (including, without limitation, federal, state, local or foreign income or payroll taxes) required by law to be withheld in connection with the exercise of this Option. The portion of any shares of CDI Stock withheld pursuant to the applicable tax laws shall be determined by using the Fair Market Value of CDI Stock on the Date of Exercise.

8. Nontransferability of Option. This Option may not be transferred, in whole or in part, except by will or the applicable laws of descent and distribution. Notwithstanding the foregoing, with the prior written approval of the Committee, this Option may be transferred without consideration by the Recipient to (a) the spouse or lineal descendant of the Recipient (each, a “Family Member”), (b) a trust for the exclusive benefit of Family Members, (c) a partnership or other entity in which all beneficial owners are Family Members or (d) a charitable foundation or other such organization.

9. Stock Ownership Requirements. If the Recipient is subject to any stock ownership requirements imposed by the Company, those requirements may limit the Recipient’s ability to sell or otherwise transfer some or all of the shares of CDI Stock acquired by the Recipient through the exercise of this Option.

10. Awards Policy. This Option is subject to the terms and conditions of the Policy on Cash Bonus Awards and Equity Awards Clawback for CDI Corp. and its Related Companies. This Option is also subject to clawback to the extent required by Section 10D(b)(2) of the Securities Exchange Act of 1934, as determined by the applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.

11. Cancellation of Option and Clawback of Shares. Notwithstanding any other provision of this Agreement, if the Committee determines that the Recipient has entered into or intends to enter into competition with the Company or any of its subsidiaries, the Committee may, in its discretion, at any time during the term of the non-competition covenant, if any, in the employment agreement, engagement agreement, “covenants and agreements” or similar document between the Recipient and the Company which is being violated by such competition, cancel the outstanding and unexercised portion of this Option for no consideration due therefor and/or require the Recipient to resell to the Company any shares of CDI Stock acquired by the Recipient upon the exercise of this Option during the one-year period ending on the date of the termination of the Recipient’s employment or other service relationship with the Company for a purchase price equal to the Exercise Price paid by the Recipient for such shares (or the Fair Market Value on the date of such sale, if less).

12. Securities Laws. The Committee may from time to time impose any conditions on the exercise of this Option as it deems necessary or advisable to ensure that all Options granted under the Plan, and the exercise thereof, satisfy Rule 16b-3 (or any similar rule) of the Securities and Exchange Commission. Such conditions may include, without limitation, the partial or complete suspension of the right to exercise this Option. The Company may also condition the delivery of certificates (or book entry issuance) for shares of CDI Stock upon the prior receipt from the Recipient of any undertakings that it determines are required to ensure that the issuance of such certificates (or book entry issuance) is in compliance with federal and state securities laws.

13. Rights Prior to Book Entry or Issuance of Certificates. Neither the Recipient nor any person to whom the Recipient’s rights shall have passed by transfer in compliance with Section 8 shall have any of the rights of a shareholder with respect to any shares of CDI Stock issuable upon exercise of this Option or any portion thereof until the date of issuance to the Recipient of a certificate (or book entry issuance) for shares of CDI Stock.

14. Options Do Not Affect Employment Relationship. This Option shall not confer upon the Recipient any right to continue in the employ or service of the Company, nor interfere in any way with the right of the Company to terminate the employment or other service relationship of the Recipient at any time and for any reason.

15. Interpretation. The Committee shall have the sole power to interpret this Agreement and to resolve any disputes arising hereunder.

16. Acknowledgement. The Recipient acknowledges receipt of a copy of the Plan and certain information related thereto and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Agreement subject to all of the terms and provisions of the Plan. The Recipient has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of independent counsel prior to executing this Agreement and fully understands all provisions relating to this Agreement. The Recipient hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee with respect to any questions arising under the Plan or this Agreement. In addition, by entering into this Agreement and accepting this Option, the Recipient acknowledges that: (a) the Option is a one-time benefit and does not create any contractual or other right to receive future grants, awards or other benefits in lieu of grants; (b) the Recipient’s participation in the Plan is voluntary; (c) this Option is not part of normal or expected compensation for any purpose, including without limitation for calculating any benefits, severance, termination, bonuses, retirement benefits or similar payments; and (d) the future value of CDI Stock is unknown and cannot be predicted, and the Recipient is not, and will not, rely on any representation by the Company or any of its personnel regarding the future value of CDI Stock (nor has any such representation been made).

17. Execution of this Agreement. If the Recipient does not sign and return this Agreement within 30 days following the Date of Grant, the Company is not obligated to provide the Recipient with any benefit hereunder and may refuse to issue shares of CDI Stock to the Recipient in connection with this Option. If the Recipient receives any shares of CDI Stock in connection with this Option but has not signed and returned this Agreement, he or she will be deemed to have accepted and agreed to the terms set forth herein.

18. Miscellaneous. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to its choice of laws provisions. This Agreement may be amended only by written agreement between the Company and the Recipient. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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CDI CORP.	RECIPIENT

By:	Signature:

Name:	Print Name:

Title:	Date: